Exhibit 2.1

Separation Agreement and Plan of Distribution

between:

Tectonic Financial, Inc.,
a Texas corporation

and

Tectonic Advisors, LLC,

a Texas limited liability company

Dated as of December 19, 2025

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND SPINCO		20

5.1	Due Organization, Good Standing and Corporate Power	20

5.2	Title to Spinco Interests; Capitalization	20

5.3	Authority and Enforceability	20

5.4	TA Continuing Shareholder Ownership	21

5.5	No Defaults or Conflicts	21

5.6	Consents	21

5.7	Financial Statements	21

5.8	Undisclosed Liabilities	21

5.9	Absence of Certain Changes or Events	22

5.10	Litigation; Orders	23

5.11	Compliance with Law	24

5.12	Permits; Licenses	24

5.13	Title to Assets	24

5.14	Material Contracts	24

5.15	Employee Benefits	25

5.16	Reserved	26

5.17	Real Property	26

5.18	Insurance	26

5.19	Bank Accounts	27

5.20	Transactions with Affiliates, Stockholders, Officers, Directors and Others	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF TA CONTINUING SHAREHOLDERS		27

6.1	Organization; Status	27

6.2	Authority and Enforceability	27

6.3	Ownership of Parent Common Stock; Exchange	27

6.4	No Conflicts; Consents	27

6.5	Investment Intent; Sophistication	27

6.6	Proceedings	28

6.7	Reliance Disclaimer	28

6.8	Appointment of Representative	28

ARTICLE 7 INDEMNIFICATION		28

7.1	Spinco Indemnification of the Parent Group	28

7.2	Parent Indemnification of Spinco	28

7.3	Contribution	28

7.4	Insurance and Third Party Obligations	28

7.5	Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis	29

7.6	Notice and Payment of Claims	29

7.7	Notice and Defense of Third Party Claims	29

7.8	Limitations on Indemnification	30

ARTICLE 8 ACCOUNTING MATTERS; TRANSITION SERVICES		31

8.1	Intercompany Accounts	31

8.2	Transition Services Agreement	31

ARTICLE 9 CONFIDENTIALITY; PRIVILEGE		31

9.1	Confidentiality	31

9.2	Privileged Matters	32

9.3	Ownership of Information	33

9.4	Separation of Data	33

ARTICLE 10 MISCELLANEOUS		33

10.1	Expenses	33

10.2	Notices	34

10.3	Amendment and Waiver	35

10.4	Entire Agreement	35

10.5	Consolidation, Merger, Etc.; Parties in Interest; Termination	35

10.6	Further Assurances and Consents	35

10.7	Severability	36

10.8	Governing Law	36

10.9	Counterparts	36

10.10	Third Party Beneficiaries	36

10.11	Specific Performance	36

10.12	Limitations of Liability	36

10.13	Force Majeure	36

10.14	Construction	37

10.15	Disputes.	37

Exhibit A – Confidential Disclosure Memorandum

Exhibit B – Tax Matters Agreement

Exhibit C - Transition Services Agreement

Exhibit D – Financing Commitment Letter

Exhibit E – Amendment to Support Services Agreement

Exhibit F – Amendment to T Bank – Cain Watters Agreement

Confidential Schedules:

Schedule A – TA Continuing Shareholders

Schedule 1.1 (a) – Permitted Liens

Schedule 1.1 (b) - Spinco Contracts

Schedule 1.1 (c) - Spinco Liabilities

Schedule 1.1(d) - Spinco Liabilities related to Indebtedness

Schedule 1.1(e) – Retained Liabilities

Schedule 2.1 - Stock Consideration

Schedule 2.7(b) - Limitation of Liability

Schedule 3.3 - Spinco Interests

Schedule 4.1(a) - Spinco Bank Accounts

Schedule 4.3(b) – Restricted Employees

Schedule 5.7 – Spinco Financial Statements

Schedule 5.8 – Undisclosed Liabilities

Schedule 5.13 – Title to Assets

Schedule 5.14(a) – Material Contracts

Schedule 5.15 – Employee Benefits

Schedule 5.18 – Insurance

Schedule 5.19 – Bank Accounts

Schedule 5.20 – Transactions with Affiliates

Schedule 8.2 – Intercompany Accounts

Schedule 10.1 – Expenses

SEPARATION AGREEMENT AND PLAN OF DISTRIBUTION

THIS SEPARATION AGREEMENT AND PLAN OF DISTRIBUTION (this “Agreement”), dated as of December 19, 2025, is by and between Tectonic Financial, Inc., a Texas corporation (“Parent”), and Tectonic Advisors, LLC, a Texas limited liability company and wholly owned subsidiary of Parent (“Spinco,” and together with Parent, the “Parties”, and each individually, a “Party”), and joined in by the individuals listed on Schedule A (the “TA Continuing Shareholders”).

RECITALS

WHEREAS, Parent, acting through itself and its Subsidiaries, currently conducts the Parent Business and the Spinco Business;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to separate Spinco and the Spinco Business from Parent’s organizational structure, as more fully described in this Agreement and the Ancillary Agreements (the “Separation”), and to distribute to the TA Continuing Shareholders 100% of the outstanding Spinco Interests, all as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, before the Effective Time, the Parties shall cause the transfer of certain Spinco Assets to Spinco and shall cause Spinco to assume the Spinco Liabilities, which certain assets and liabilities are not currently held by Spinco, all as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, before the Effective Time, Parent shall cause SpinCo to elect to be treated for U.S. federal income tax purposes (and state and local tax purposes) as an association taxable as a corporation, which election is intended to be treated as a deemed contribution by Parent of all of the assets of SpinCo to a new corporation in exchange for all of the stock of SpinCo (the “Contribution”);

WHEREAS, before the Effective Time, (a) Spinco shall issue a promissory note to the Parent in the principal amount of $35 million (“Spinco Promissory Note”), which shall be unconditionally guaranteed by Cain Watters & Associates, LLC (the “CWA Guarantee” and together with the Spinco Promissory Note, the “Spinco Note Documents”);

WHEREAS, on or before the date hereof, Spinco shall obtain a binding financing commitment from a third-party bank which shall provide Spinco with sufficient proceeds to pay off the Spinco Promissory Note in its entirety immediately after the Distribution (“Financing Commitment”);

WHEREAS, before the Effective Time, Spinco shall distribute Spinco Cash and the Spinco Accounts Receivable to Parent;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Contribution and the Distribution, taken together, qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and (b) the Contribution and the Distribution, taken together, qualify as a distribution of the Spinco Interests to the TA Continuing Shareholders under Section 355(a) of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth herein the principal corporate and other transactions required to effect the Distribution and to set forth herein certain other agreements that will govern other matters prior to and following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Action” means any Claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person. For the purposes of this definition, “Control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Tax Matters Agreement, the Transition Services Agreement and other documents relating to the transfer of assets and liabilities in contemplation of the Distribution.

“Assets” means all properties, rights, contracts, leases and Claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

“Benefit Plan” has the meaning set forth in Section 5.15(a).

“Cain Watters” means Cain Watters & Associates, LLC.

“Claim” means any written demand, claim or complaint by any Person alleging actual or potential liability, obligation or responsibility.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means Securities and Exchange Commission.

“Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries, (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished, or (iii) independently developed by such Party or its subsidiaries; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Consents” means all consents, permits or approvals of, or filings or notices to, Governmental Entities and other third parties necessary to consummate the transactions contemplated by the Transaction Documents.

“Contract” means, with respect to a particular Person, any written or oral contract, agreement, commitment, note, bond, pledge, lease, mortgage, guaranty, indenture, option, instrument, obligation or commitment that is legally binding on such Person or its property.

“Control” means, with respect to a particular Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“CWA Guarantee” is defined in the recitals to this Agreement.

“Confidential Disclosure Memorandum” means the disclosure schedules delivered by Spinco to Parent in connection with the execution and delivery of this Agreement, a copy of which is attached hereto as Exhibit A.

“Distribution” is defined in the recitals to this Agreement.

“Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of Parent, or such committee of such Board of Directors as shall be designated by the Board of Directors of Parent.

“Effective Time” means 12:01 a.m. Central Standard Time on the Distribution Date.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“Equity Interests” means, with respect to any Person, any shares of capital stock, limited liability company membership interests or other ownership or profit interests in such Person.

“Excluded Clients” has the meaning set forth in the Transition Services Agreement.

“Financing Commitment” is defined in the recitals to this Agreement.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable Control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, epidemics, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Fraud” means actual common law fraud as defined under Texas law.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods involved.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

“Group” means the Parent Group or Spinco, as the context so requires.

“Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) accounts payable, (v) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vi) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against Loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above.

“Indemnifiable Loss” means any and all damage, Loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, or cost of reserve paid or held by or for the benefit of such insured.

“Intercompany Accounts” means any receivables, payables or loans between the Parent Group, on the one hand, and Spinco, on the other hand, that exist prior to the Effective Time and is reflected in the Records of the relevant members of the Parent Group and Spinco, except for any such receivables, payables or loans that arise pursuant to this Agreement or any Ancillary Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge,” or words of similar import, means, as to a particular matter, the knowledge of any of A. Haag Sherman, Michelle Baird and David J. Clifford, after due inquiry.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Order, requirement or rule of law (including common law).

“Leased Improvements” has the meaning set forth in Section 5.17.

“Leased Real Property” has the meaning set forth in Section 5.17.

“Liabilities” means any and all Claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, Order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Liens” means liens, pledges, charges, security interests, mortgages, easements, servitudes, options, deeds of trust, preemptive rights, voting trust or agreement, restriction on use or transfer or other encumbrances (other than those under applicable federal, state and foreign securities laws).

“Loss” or “Losses” means actions, demands, suits, assessments, deficiencies, judgments, fines, penalties, losses, damages, Taxes, liabilities, costs, obligations, and out-of-pocket expenses (including interest, penalties, reasonable fees and expenses of counsel, consultants and experts as necessary with respect thereto, and all amounts paid to third parties in investigation, defense or settlement of any of the foregoing).

“Made Available” means included in the electronic data room for Project Earthquake hosted by Firmex at least three (3) Business Days prior to the date of this Agreement.

“Material Contracts” has the meaning set forth in Section 5.14(b).

“Order” means any award, decision, judgment, order, ruling, writ, pronouncement, decree, determination, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity.

“Ordinary Course” means, when used with reference to Spinco or Parent, the ordinary course of their respective businesses, consistent with past practices.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of formation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of organization; (b) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement or regulations; and (c) in the case of a Person that is none of a corporation, limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” means January 15, 2026 (or such later date as may be designated by Parent in its sole and absolute discretion by written notice to Spinco and the TA Continuing Shareholders).

“Party” is defined in the Preamble to this Agreement.

“Parent” is defined in the Preamble to this Agreement.

“Parent Accounts” is defined in Section 4.1(a).

“Parent Asset” means:

(a) the capital stock of each member of the Parent Group; and

(b) except as otherwise provided in an Ancillary Agreement, all Assets of any member of the Parent Group or Spinco that are not Spinco Assets.

“Parent Auditors” is defined in Section 4.4(a).

“Parent Business” means the business now or formerly conducted by Parent and its present and former subsidiaries, joint ventures and partnerships, other than the Spinco Business.

“Parent Common Stock” means the outstanding shares of common stock of Parent, par value $0.01 per share.

“Parent Group” means Parent and its subsidiaries, affiliates, joint ventures and partnerships, excluding Spinco.

“Parent Indemnitees” is defined in Section 7.1.

“Parent Liabilities” means (i) Liabilities of any member of the Parent Group under this Agreement or any Ancillary Agreement, (i) any other Liabilities of Spinco or the Parent Group, whether arising before, at, or after the Effective Time, which do not constitute Spinco Liabilities.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A PARENT LIABILITY SOLELY AS A RESULT OF PARENT OR ANY OTHER MEMBER OF THE PARENT GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“Parent PEO Arrangement” is defined in Section 4.7(a).

“Permits” means, with respect to a particular Person, all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Entity required to be used in the conduct of such Person’s business or the consummation by such Person of the transactions contemplated by the Transaction Documents.

“Permitted Liens” means: (a) Liens for Taxes, assessments, charges, levies or other Claims not yet due and payable or being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) materialmen’s, mechanics’, landlords’, carriers’, workmen’s and repairmen’s Liens arising in the Ordinary Course or for sums not yet due and payable or that are being contested in good faith for which adequate reserves have been established in accordance with GAAP; (c) with respect to the Leased Real Property, (i) statutory, common law and contractual landlord’s Liens under any Real Property Lease, (ii) such imperfections or irregularities of title, declarations, covenants, easements, rights-of-way, building or use restrictions, prescriptive rights, protrusions, rights and party walls, conditions, ordinances, charges or encumbrances or similar restrictions existing of record, relating to the Leased Real Property that do not interfere with the present use by Spinco of the Leased Real Property, (iii) zoning, building, entitlement and other land use or Environmental Laws or regulations pertaining to the Leased Real Property that do not interfere with the present use by Spinco of the Leased Real Property, and (iv) any and all Liens encumbering the underlying fee interest of the Leased Real Property; (d) restrictions on transfer arising under applicable state and federal securities laws; (e) Liens arising from actions or omissions by Parent or any of its Affiliates and (f) Liens set forth on Schedule 1.1(a) of the Confidential Disclosure Memorandum.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Proceeding” means any pending or threatened action, cause of action, demand, litigation, notice of violation, citation, summons, subpoena or right in action, Claim, change, lawsuit, arbitration, mediation or other similar proceeding pending before any Governmental Entity or arbitrator.

“Records” means any Information, agreements, documents, books, records or files.

“Retained Liabilities” has the meaning set forth in the definition of “Spinco Liabilities.”

“Representative” is defined in Section 6.8.

“Section 4.3(c) Claim” is defined in Section 10.8.

“Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Spinco” is defined in the Preamble to this Agreement.

“Spinco Accounts” is defined in Section 4.1(a).

“Spinco Accounts Receivable” means all accounts receivable of Spinco as of the month-end immediately preceding the Effective Time, including, without limitation, the advisory fees relating to the assets at T Bank, NA, at Schwab (prorated, in the event that month-end does not coincide with quarter end), and at Pershing, as well as accounts receivable due to Spinco from Sanders Morris LLC and Tectonic Financial, Inc. for inter-company amounts. By way of example, if the Effective Time occurs on January 5, 2026 and the accounts receivable of Spinco at December 31, 2025 are $300,000 from T Bank and $2,500,000 relating to the accounts at Schwab, then the Spinco Accounts Receivable shall be $2.8 million (which shall constitute the remaining TA revenues for the final quarter of fiscal year ended December 31, 2025).

“Spinco Assets” means:

(a) the Spinco Contracts; and

(b) except as otherwise provided in an Ancillary Agreement, all Assets that are (i) owned of record or held in the name Spinco on the Distribution Date, (ii) treated for internal financial reporting purposes of Parent prior to the Distribution Date or on the Spinco Business Balance Sheet as owned by Spinco, or (iii) transferred to a member of Spinco pursuant to any Ancillary Agreement.

“Spinco Auditors” is defined in Section 4.4(a).

“Spinco Business” means the business comprised of the Spinco Assets and the Spinco Liabilities.

“Spinco Business Balance Sheet” means the consolidated balance sheet of Spinco as of October 31, 2025.

“Spinco Cash” means all cash of Spinco, less $250,000 in cash, as of the month-end immediately preceding the Effective Time.

“Spinco Contracts” means the following agreements or arrangements to which Parent or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such agreement or arrangement or part thereof (x) that is expressly contemplated not to be transferred or assigned by the Parent Group to Spinco, or (y) that is expressly contemplated to be transferred or assigned to (or remain with) any member of the Parent Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any agreement or arrangement entered into in the name of, or expressly on behalf of, Spinco;

(ii) any agreement or arrangement that relates primarily to the Spinco Business;

(iii) any agreement or arrangement representing capital or lease obligations of facilities or equipment primarily used by Spinco;

(iv) any agreement, arrangement, or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to Spinco;

(v) any guarantee, indemnity, representation or warranty of Spinco relating to, arising out of or resulting from the Spinco Business; and

(vi) the agreements or arrangements listed or described on Schedule 1.1(b) of the Confidential Disclosure Memorandum.

“Spinco Employee(s)” is defined in Section 4.7(a).

“Spinco Financial Statements” means the (i) unaudited consolidated balance sheets of Spinco as of December 31, 2023 and December 31, 2024, and the related statement of operations for the fiscal years ended on such dates, and (ii) unaudited consolidated balance sheet of Spinco as of October 31, 2025, and the related statement of operation for the period ended on such date.

“Spinco Group” means Spinco and, after the Distribution, its subsidiaries, affiliates, joint ventures and partnerships, including Cain Watters and its subsidiaries, affiliates, joint ventures and partnerships.

“Spinco Indemnitee” is defined in Section 7.2.

“Spinco Interests” means the outstanding membership interests of Spinco.

“Spinco Liabilities” means:

(i) the Liabilities listed or described on Schedule 1.1(c) of the Confidential Disclosure Memorandum and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by Spinco;

(ii) any and all Liabilities of Parent, Spinco, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Spinco Business, or the ownership or use of the Spinco Assets, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Parent, Spinco, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority)); or

(B) the operation or conduct of any business conducted by Spinco at any time on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Spinco, or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority));

(iii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Spinco Business Balance Sheet;

(iv) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, sold, discontinued or divested entity, business, real property, or Asset formerly and primarily owned or managed by, or associated with Spinco or the Spinco Business, or arising out of the sale thereof;

(v) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by Spinco, except to the extent such Liabilities arise out of or are based upon the issuance of securities of Parent in any such business combination transaction;

(vi) any and all Liabilities, including those Liabilities listed on Schedule 1.1(d) of the Confidential Disclosure Memorandum, relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of Spinco (whether incurred prior to, on or after the Effective Time);

(vii) any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the Spinco Business; and

(viii) any and all obligations of an insured Person under each Third Party Spinco Policy and each Third Party Policy to the extent related to or arising out of the Spinco Business.

Notwithstanding the foregoing, the Spinco Liabilities shall in any event not include:

(A) (i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by the Parent Group, including those set forth on Schedule 1.1(e) of the Confidential Disclosure Memorandum collectively, the “Retained Liabilities”);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Spinco employees; and

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax returns, which shall be exclusively governed by the Tax Matters Agreement.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A SPINCO LIABILITY SOLELY AS A RESULT OF SPINCO OR ANY OTHER MEMBER OF SPINCO BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“Spinco Loan Documents” is defined in the recitals to this Agreement.

“Spinco Material Adverse Effect” means, as to Spinco, any change, development, impact or event that has a material adverse effect on the business, operations, condition (financial or otherwise), Assets, liabilities or results of operations of Spinco, taken as a whole.

“Spinco Promissory Note” is defined in the recitals to this Agreement.

“T Bank” is defined in Section 3.2(a)(viii).

“TA Continuing Shareholders” is defined in the recitals to this Agreement.

“Tax” shall have the meaning given to such term in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit B hereto, entered into at or before the Effective Time between Parent and Spinco, as amended from time to time.

“Third Party Claim” means a Claim or demand made against a Parent Indemnitee or a Spinco Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such Parent Indemnitee or Spinco Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.

“Third Party Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to Parent, Spinco or any of their respective Affiliates that cover risks that relate to both the Parent Business and the Spinco Business.

“Third Party Spinco Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to Parent, Spinco, or any of their respective Affiliates that cover risks that relate exclusively to the Spinco Business.

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transition Period” is defined in Section 4.7(a).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit C hereto, entered into at or prior to the Effective Time between Parent and Spinco, as amended from time to time.

ARTICLE 2
REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS; ASSUMPTION OF CERTAIN LIABILITIES; CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS

2.1 Reorganization.

(a) Transfers and Assumption of Assets and Liabilities. On the day before the Distribution Date and the Effective Time, Parent shall transfer and assign to Spinco all of the Spinco Assets not already owned by Spinco, and Spinco shall assume all of the Spinco Liabilities. On the day before the Distribution Date, Spinco shall issue to Parent the Spinco Promissory Note, which shall constitute indebtedness intended to be treated for U.S. federal income tax purposes as debt.

(b) Capitalization Adjustment. On the day before the Distribution Date, Spinco shall distribute to Parent the Spinco Cash and the Spinco Accounts Receivable. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Spinco Accounts Receivable will be estimated as to amount at the time of distribution, but shall be finalized by the Parties after the distribution in the manner in which the Spinco Accounts Receivable have historically been finalized and Parent shall be entitled to the finalized amount of such Spinco Accounts Receivable.

(c) Incorporation Election. Effective as of the start of the Distribution Date, pursuant to the Contribution, Spinco shall have made an election on IRS Form 8832 to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(d) Intended Tax Treatment. The transfers of assets, assumption of liabilities, issuance of the Spinco Promissory Note, and related steps described in Section 2.1(a) and Section 2.1(b) above, in conjunction with the distribution by Parent of Spinco shares immediately thereafter are intended to qualify under Section 355 of the Code and constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code (and any corresponding provisions of state or local law). For the avoidance of doubt, the issuance of the Spinco Promissory Note is taxable “boot” to Parent.

(e) Exchange Consideration. Parent shall distribute to the TA Continuing Shareholders the Spinco Interests in exchange for the number of shares of Parent Common Stock held by the Purchasers as set forth on Schedule 2.1 (the “Stock Consideration”).

(f) Promissory Note and Refinancing Proceeds. The Promissory Note shall have a maturity date of the one month anniversary of the Distribution Date, at which time all accrued and unpaid interest plus principal shall be due and payable. The proceeds from the repayment of the Promissory Note shall be retained by Parent and may be used for general corporate purposes. Parent shall not guarantee, backstop, or otherwise support Spinco’s refinancing, and no assets of Parent or any member of its consolidated group shall secure such refinancing.

2.2 Conveyance of Assets; Discharge of Liabilities.

Except as otherwise expressly provided herein or in any of the Ancillary Agreements:

(a) Effective as of the Effective Time, (i) all Spinco Assets shall become Assets of Spinco, (ii) all Spinco Liabilities shall become Liabilities of Spinco, and (iii) all other Assets and Liabilities of Parent and its subsidiaries shall remain exclusively the Assets and Liabilities of the Parent Group.

(b) Effective as of the Effective Time, Parent shall transfer or cause to be transferred to Spinco or such other members of Spinco as Spinco may designate all right, title, and interest of the Parent Group in and to the Spinco Assets.

(c) Effective as of the Effective Time, Spinco shall transfer or cause to be transferred to Parent or such other member of the Parent Group as Parent may designate all right, title, and interest of Spinco in and to all Assets that are not Spinco Assets.

(d) Spinco agrees that, effective as of the Effective Time, it will, or will cause another member of Spinco to, (i) assume any of the Spinco Liabilities for which a member of Spinco is not the obligor and (ii) timely pay and discharge all Spinco Liabilities at and after the Effective Time, in each case consistent with the plan of reorganization described in Section 2.1.

(e) Parent agrees that, effective as of the Effective Time, it will, or will cause another member of the Parent Group to, (i) assume any of the Parent Liabilities for which a member of the Parent Group is not the obligor and (ii) timely pay and discharge all Parent Liabilities at and after the Effective Time.

(f) If any conveyance of an Asset required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

(g) If any Asset may not be transferred by reason of a required third-party consent that has not been obtained by the Effective Time, then (unless otherwise expressly agreed by Parent and Spinco) such Asset shall not be transferred until such consent has been obtained. Pending such transfer, Parent and Spinco shall cooperate in good faith to provide the economic and operational equivalent of an assignment or transfer of such Asset.

(h) From and after the Effective Time, each Party shall promptly transfer, or cause the members of its Group to transfer, to the other Party or the appropriate member of such other Party’s Group, any property received that is an Asset of the other Party or its Group. Without limiting the foregoing, funds received by a member of one Group upon payment of accounts receivable belonging to a member of the other Group shall be transferred to such other Group by wire transfer as promptly as practicable after the receiving Party becomes aware of having received such funds.

2.3 Ancillary Agreements. Concurrently with the execution of this Agreement, Parent and Spinco (or their appropriate subsidiaries) will duly execute and deliver:

(a) A Tax Matters Agreement substantially in the form of Exhibit B hereto;

(b) A Transition Services Agreement substantially in the form of Exhibit C hereto; and

(c) Such other agreements, leases, subleases, documents, or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

2.4 Spinco Financing. On or before the date hereof and as a condition to the execution and delivery of this Agreement, Spinco shall deliver to Parent the fully executed Financing Commitment Letter, in form and substance satisfactory to Parent in its reasonable discretion, which shall be appended to this Agreement as Exhibit D.

2.5 Surrender of Parent Common Stock.

(a) Exchange Mechanics. On or before the Distribution Date, and as part of the Distribution contemplated by this Agreement, each TA Continuing Shareholder shall surrender to Parent the Parent Common Stock comprising the Stock Consideration as set forth on Schedule 2.1 of the Confidential Disclosure Memorandum. Such surrender shall constitute the exchange of such Parent Common Stock for the Spinco Interests to be distributed to such TA Continuing Shareholder pursuant to this ARTICLE 2 and ARTICLE 3.

(b) Delivery and Record of Spinco Interests. Upon receipt of the surrendered Parent Common Stock, Parent shall cause Spinco to update its limited liability company agreement and books and records to reflect the ownership of the applicable Spinco Interests by each TA Continuing Shareholder as set forth on Schedule 2.1 of the Confidential Disclosure Memorandum. No physical certificates shall be issued, and ownership of the Spinco Interests shall be evidenced solely by the records maintained by Spinco in accordance with its limited liability company agreement. Such issuance and record update shall be deemed to occur as of the Effective Time and shall satisfy in full Parent’s obligations with respect to the Distribution.

(c) Further Assurances. Parent, Spinco, and each TA Continuing Shareholder shall execute and deliver any additional instruments and take such further actions as Parent or Spinco may reasonably request to evidence or consummate the surrender of the Parent Common Stock comprising the Stock Consideration and the issuance and recording of the Spinco Interests.

(d) Intent of Exchange. The Parties intend that the Distribution, taken together with the Contribution, shall constitute a distribution described in Section 355(a) of the Code made in pursuance of this plan of reorganization.

2.6 Resignations. On the Distribution Date, Parent will deliver or cause to be delivered to Spinco resignations, of each individual who will be an employee of Parent or another member of the Parent Group from and after the Distribution Date and who is an officer or director of Spinco or any of the subsidiaries or affiliates of Spinco immediately prior to the Distribution Date, except as otherwise agreed to in writing by the Parties.

2.7 Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or such Party’s Group shall have any Liability to any other Party or each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, except to the extent that the providing Party knew or should have known at the time the Information was provided that the provided Information was materially inaccurate or misleading.

(b) Except as provided in Section 4.2, Section 9.1 or as set forth in subsection (c) below, neither Party nor such Party’s Group shall have any Liability to any other Party or such other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or therewith in order to consummate the transactions contemplated hereby or thereby), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all agreements, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of the other Party’s Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.7(b) of the Confidential Disclosure Memorandum, and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or the Confidential Disclosure Memorandum, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c) The provisions of Section 2.7(b) shall not apply to any of the following agreements, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any agreement or arrangement to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements or arrangements constitute Parent Assets or Spinco Assets, Parent Liabilities, or Spinco Liabilities, such agreements or arrangements shall be assigned or retained pursuant to this ARTICLE 2); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned subsidiary or non-wholly owned Affiliate of Parent or Spinco is a Party.

(d) Survival of Representations, Warranties and Covenants. Notwithstanding anything in this Section 2.7 or elsewhere in this Agreement to the contrary, the provisions of this Section 2.7 shall not limit or restrict (i) the rights or obligations of any Party under ARTICLE 7 (Indemnification), (ii) the survival of any representations, warranties, covenants, or agreements that are expressly stated in this Agreement or any Ancillary Agreement to survive the Effective Time, or (iii) the enforcement of any such surviving provisions in accordance with their respective terms. Without limiting the foregoing, the representations and warranties contained in this Agreement shall survive the Effective Time and remain in effect until the date that is eighteen (18) months following the Effective Time; provided that the following shall survive until the expiration of the applicable statute of limitations (including any extensions thereof): (A) with respect to Parent and Spinco, Section 5.1 (Due Organization; Good Standing and Corporate Power), Section 5.2 (Title to Spinco Interests; Capitalization) and Section 5.3 (Authority and Enforceability) and any representations relating to Fraud or intentional misrepresentation; and (B) with respect to each TA Continuing Shareholder, Section 6.1 (Organization; Status), Section 6.2 (Authority and Enforceability), Section 6.3 (Ownership of Parent Common Stock; Exchange), and Section 6.7 (Reliance Disclaimer) and any representations relating to Fraud or intentional misrepresentation. All covenants and agreements shall survive in accordance with their respective terms or, if no period is specified, until fully performed or until the expiration of the applicable statute of limitations. No Claim for indemnification may be asserted after the expiration of the applicable survival period.

2.8 Novation of Liabilities; Consents

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, release, substitution or amendment required to novate or assign all obligations under agreements, arrangements, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such agreement, arrangement, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such agreement, arrangement, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify the Other Party and the members of the Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, Fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

ARTICLE 3
THE DISTRIBUTION

3.1 Cooperation Prior to the Distribution.

Parent and Spinco shall take all actions as may be necessary or appropriate under the securities laws or blue-sky laws of any state or other political subdivision of the United States in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each Party shall furnish to the other such information and execute such documents as the other may reasonably request to effect any required filings or qualifications.

3.2 Conditions Precedent to the Distribution.

(a) Neither the Distribution nor any of the related transactions set forth in this Agreement or in the Ancillary Agreements shall become effective unless the following conditions have been satisfied or waived by Parent, in its sole and absolute discretion, at or before the Distribution Time:

(i) Tax Opinion. Parent and Spinco shall have received an opinion from Hunton Andrews Kurth LLP, dated the Distribution Date and in form and substance satisfactory to Parent and Spinco, substantially to the effect that, for U.S. federal income tax purposes, (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” under Section 368(a)(1)(D) of the Code, and (ii) the Contribution and the Distribution, taken together, qualify as a distribution of the Spinco Interests to the TA Continuing Shareholders under Section 355(a) of the Code.

(ii) Compliance with Law and Agreements. The Distribution shall not violate or result in a breach of any Law or of any material agreement binding upon Parent, Spinco, or any of their respective Affiliates.

(iii) Securities Filings. All actions and filings required under applicable federal or state securities or blue-sky laws in connection with the Distribution shall have been completed.

(iv) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall remain in full force and effect, and no party shall be in material breach of any such agreement.

(v) Consents and Approvals. All consents, approvals, and notices required for the consummation of the Distribution and the related transactions shall have been obtained or made and shall remain in full force and effect. Neither this Agreement nor any Ancillary Agreement shall have been terminated or result in a violation, conflict, or breach (with or without the passage of time) of any Law or material Contract of Parent or Spinco.

(vi) Absence of Legal Restraints. No preliminary or permanent injunction, Order, decree, or ruling of any Governmental Entity, and no statute, rule, regulation, or executive order, shall be in effect that restrains, prohibits, or makes illegal the consummation of the Distribution or any transaction contemplated by this Agreement.

(vii) Board Discretion. No event or development shall have occurred or exist that, in the judgment of Parent’s Board of Directors, makes it inadvisable to effect the reorganization, the Distribution, or any other related transaction.

(viii) Execution and Delivery of Amendments to Ancillary Agreements. As a condition to the execution and delivery of this Agreement, (i) Cain Watters, A. Haag Sherman and Spinco shall have executed and delivered to Parent the amendment to that certain Support Services Agreement dated February 5, 2015, as amended, between Cain Watters, Spinco and Sherman, which shall be appended to this Agreement as Exhibit E and which, by its terms, shall become effective only at the Effective Time; and (ii) T Bank, NA (“T Bank”) and Cain Watters shall have executed and delivered to Parent the amendment to that certain agreement dated August 23, 2012 between T Bank and Cain Watters, which shall be appended to this Agreement as Exhibit F and which, by its terms, shall become effective only at the Effective Time.

(ix) Representations and Warranties. The representations and warranties of the TA Continuing Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time.

(b) Neither the Distribution nor any of the related transactions set forth in this Agreement or in the Ancillary Agreements shall become effective unless the following conditions have been satisfied or waived by all of the TA Continuing Shareholders, in their sole and absolute discretion, at or before the Distribution Time:

(i) Compliance with Law and Agreements. The Distribution shall not violate or result in a breach of any Law or of any material agreement binding upon Spinco, the TA Continuing Shareholders, or any of their respective Affiliates.

(ii) Securities Filings. All actions and filings required under applicable federal or state securities or blue-sky laws in connection with the Distribution shall have been completed.

(iii) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall remain in full force and effect, and no party shall be in material breach of any such agreement.

(iv) Consents and Approvals. All consents, approvals, and notices required for the consummation of the Distribution and the related transactions shall have been obtained or made and shall remain in full force and effect. Neither this Agreement nor any Ancillary Agreement shall have been terminated or result in a violation, conflict, or breach (with or without the passage of time) of any Law or material Contract of Parent or Spinco.

(v) Absence of Legal Restraints. No preliminary or permanent injunction, Order, decree, or ruling of any Governmental Entity, and no statute, rule, regulation, or executive order, shall be in effect that restrains, prohibits, or makes illegal the consummation of the Distribution or any transaction contemplated by this Agreement.

(vi) Representations and Warranties. The representations and warranties of Parent and Spinco set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time.

3.3 The Distribution. On or before the Distribution Date, subject to the satisfaction or waiver of the conditions set forth in this Agreement, Parent shall deliver to the Representative the Amended and Restated Limited Liability Company Agreement of Spinco, which shall reflect the ownership by the TA Continuing Shareholders of the Spinco Interests in the respective amounts set forth on Schedule 3.3 of the Confidential Disclosure Memorandum.

3.4 Outside Date; Limited Termination Right.

(a) Obligation to Close. Upon execution of this Agreement, and subject only to Section 3.4(b), each Party shall take all actions necessary to consummate the Distribution on or before the Outside Date. Neither Spinco nor any TA Continuing Shareholder shall have any right to terminate, rescind, delay, or otherwise decline to consummate the Distribution once this Agreement has been executed.

(b) Limited Termination Right.

(i) Parent may terminate this Agreement prior to the Distribution Date solely if: (i) any of the conditions set forth in Section 3.2(a) (other than those that are to be performed at the Distribution) have not been satisfied and/or waived by Parent by the Outside Date as a result of the failure of Spinco, the TA Continuing Shareholders, or any other applicable Person (other than Parent or its Affiliates) to comply with their obligations hereunder; (ii) Parent determines, following consultation with its counsel, that consummation of the Distribution is prohibited by applicable Law; or (iii) Parent’s Board of Directors determines, after receiving the advice of counsel, that consummation of the Distribution would constitute a breach of the directors’ fiduciary duties under applicable Law, provided that Parent shall not invoke this clause (iii) based on circumstances (A) known to Parent on the date of this Agreement or (B) created by Parent or any of its Affiliates. Parent shall have no other right to terminate or decline to consummate the Distribution.

(ii) The TA Continuing Shareholders may terminate this Agreement prior to the Distribution Date solely if: (i) any of the conditions set forth in Section 3.2(b) (other than those that are to be performed at the Distribution) have not been satisfied and/or waived by the TA Continuing Shareholders by the Outside Date as a result of the failure of Parent, its Affiliates, or any other applicable Person (other than the TA Continuing Shareholders or their Affiliates) to comply with their obligations hereunder; or (ii) the TA Continuing Shareholders determine, following consultation with its counsel, that consummation of the Distribution is prohibited by applicable Law. The TA Continuing Shareholders shall have no other right to terminate or decline to consummate the Distribution.

(c) Automatic Survival of Waived Conditions. Any condition to the Distribution that is waived by Parent pursuant to this Agreement shall be deemed satisfied as of the date of such waiver and shall no longer constitute a condition to the consummation of the Distribution.

ARTICLE 4
COVENANTS

4.1 Bank Accounts.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Spinco or any other member of Spinco (the “Spinco Accounts”), including all Spinco Accounts listed or described on Schedule 4.1(a) of the Confidential Disclosure Memorandum, so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Parent or any other member of the Parent Group (the “Parent Accounts”) are de-linked from the Parent Accounts. From and after the Effective Time, no current or former employee of the Parent Group other than those who will be Spinco employees shall have any authority to access or Control any Spinco Account unless expressly authorized by Spinco.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the Parent Accounts so that such Parent Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts. From and after the Effective Time, no current or former employee of Spinco shall have any authority to access or Control any Parent Account other than those who will be Parent employees.

(c) With respect to any outstanding checks issued by Parent, Spinco, or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(d) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

4.2 Insurance. Parent and Spinco shall, and shall cause each member of the Parent Group and Spinco, respectively, to timely notify their respective insurers and bonding companies of this Agreement and the transactions contemplated hereby. The Parent Group and Spinco shall cooperate in obtaining “tail” and other insurance and bond coverages that are deemed appropriate and cost efficient. The Parent Group and Spinco shall cooperate to obtain, at mutually beneficial prices, separate insurance coverages upon and following the Separation.

4.3 Freedom to Compete; No Hire; No Solicit.

(a) Freedom to Compete. Except as expressly provided in this Agreement or any Ancillary Agreement, each of Parent and the Parent Group, on the one hand, and Spinco and the Spinco Group, on the other hand, shall be free to pursue any business or investment opportunities, including those that compete or overlap with the other’s business, to engage in any line of business or geographic area, to do business with any customers or employees of the other, and to direct or retain any corporate opportunities for themselves. No member of the Parent Group nor Spinco Group (nor any of their respective directors, officers, or affiliates) shall have any obligation or liability to the other for pursuing or failing to present any such opportunities, or for engaging in any such activities, so long as they do not breach any existing agreements between them.

(b) Mutual Non-Solicitation. From the Effective Time through and including the fifth (5th) anniversary thereof, neither Parent nor Spinco, nor any member of their respective Parent Group or Spinco Group, shall, without the prior written consent of the other Party, directly or indirectly, on their own behalf or on behalf of any other Person: (i) solicit, aid, induce, or encourage any individual who is, or within the twelve (12) months prior to the time of such solicitation was, an employee of a member of the other Party’s Group to leave such employment; provided, however, that Spinco and the Spinco Group is expressly permitted to solicit and hire the Spinco Employees; (ii) accept the employment of or hire any individual listed on Schedule 4.3(b) of the Confidential Disclosure Memorandum; or (iii) solicit for business, or attempt to divert, or accept any client or customer of the other Party’s Group with whom such Party had a business relationship within the twelve (12) months prior to such solicitation.

(c) Notwithstanding anything in this Agreement (including any agreement to arbitrate disputes) to the contrary, the Parties acknowledge and agree that any breach or threatened breach of Section 4.3(b) (Mutual Non-Solicitation) would cause irreparable harm to the harmed Party for which monetary damages would be an inadequate remedy. Accordingly, the harmed Party shall be entitled to seek and obtain immediate temporary, preliminary, and permanent injunctive relief, restraining orders, or other equitable remedies from any court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security (to the maximum extent permitted by Law), to prevent or restrain any actual or threatened breach of Section 4.3(b). The Parties further agree that: (i) the availability of injunctive relief under this Section 4.3(c) shall supplement, and not preclude or limit, any other rights or remedies available to the harmed Party at law or in equity; (ii) the pursuit or award of injunctive or equitable relief shall not constitute a waiver of the obligation to arbitrate any other dispute arising under this Agreement; and (iii) courts with jurisdiction over the Parties shall have authority to enforce Section 4.3(b) and this Section 4.3(c) notwithstanding the general arbitration provisions of this Agreement.

4.4 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Spinco Cooperation. For one hundred eighty (180) days following the Effective Time, and as necessary for the preparation and audit of Parent’s financial statements for the fiscal years ended December 31, 2025 and 2026, Spinco shall timely provide Parent, at Parent’s expense, with all financial information, records, and access to personnel reasonably required to enable Parent and its independent public accountants (the “Parent Auditors”) to prepare, file, and disseminate Parent’s annual and interim financial statements and to complete related internal-control assessments under applicable SEC and Sarbanes-Oxley requirements. Spinco shall also authorize, and use commercially reasonable efforts to cause, its independent public accountants (the “Spinco Auditors”) to make available to the Parent Auditors, at Parent’s expense, audit work papers and audit personnel within a reasonable time before the Spinco Auditors’ opinion date to permit Parent to meet its reporting schedule.

(b) Parent Cooperation. Parent shall provide to the Parent Auditors all financial and other information regarding itself and its subsidiaries in a timely and sufficient manner to enable the Parent Auditors to cooperate with the Spinco Auditors and permit Spinco’s management to complete their related internal-control assessments and financial statements.

4.5 Right of Offset.

(a) To the extent Parent or any other member of the Parent Group has the right to receive any amounts hereunder, including under the provisions of ARTICLE 7, or under any Ancillary Agreement or under any other arrangement between the Parent Group and Spinco or any other member of Spinco, then following notice of such proposed offset Parent may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from Spinco or any other member of Spinco to Parent or any other member of the Parent Group hereunder or thereunder. The parties shall conduct a final accounting for such amounts within sixty (60) days of the Distribution Date, and related payments required to be made by either Spinco or Parent to the extent the amounts determined by such final accounting are higher or lower, respectively, than Parent’s estimate shall be made not later than ninety (90) days after the Distribution Date.

(b) To the extent Spinco or any other member of Spinco has the right to receive any amounts hereunder, including under the provisions of ARTICLE 7, or under any Ancillary Agreement or under any other arrangement between Spinco and Parent or any other member of the Parent Group, then following notice of such proposed offset Spinco may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from Parent or any other member of the Parent Group to Spinco or any other member of Spinco hereunder or thereunder. The parties shall conduct a final accounting for such amounts within sixty (60) days of the Distribution Date, and related payments required to be made by either Spinco or Parent to the extent the amounts determined by such final accounting are higher or lower, respectively, than Spinco’s estimate shall be made not later than ninety (90) days after the Distribution Date.

4.6 Reserved

4.7 Human Resources; Professional Employer Organization

(a) Continued PEO Participation. Spinco acknowledges that, as of the Distribution Date, the employees of Spinco (the “Spinco Employees”) will continue to be covered under Parent’s existing professional employer organization arrangement (the “Parent PEO Arrangement”). Subject to the terms of this Agreement, the Parties intend that Spinco shall remain within the Parent PEO Arrangement for a transition period not to exceed twelve (12) months following the Distribution Date (the “Transition Period”) (or such shorter period as Spinco may elect with ten (10) days’ prior written notice to Parent).

(b) Administration and Cost Allocation. During the Transition Period, Parent shall, through the Parent PEO Arrangement, continue to administer payroll, benefits, workers’ compensation, unemployment, and related human-resources services for Spinco Employees. Spinco shall reimburse Parent (or the Parent PEO, as applicable) for all wages, benefits, employer taxes, administrative fees, and other costs attributable to Spinco Employees, together with any reasonable allocable administrative overhead, within thirty (30) days after invoice.

(c) Employment Relationship and Liability. Spinco shall be solely responsible for the direction, supervision, and day-to-day activities of the Spinco Employees and for compliance with all applicable employment and labor Laws as the common-law employer. Parent shall not be liable for any acts or omissions of Spinco or the Spinco Employees occurring after the Distribution Date. Nothing in this Agreement shall be deemed to create a co-employment relationship between Parent and Spinco after the Distribution Date except as required under the Parent PEO Arrangement.

(d) Transition to Stand-Alone HR Platform. Spinco shall cooperate with Parent and the Parent PEO to transition the Spinco Employees to Spinco’s separate and independent human-resources, payroll, and benefits platform (or to a separate PEO arrangement) in an orderly manner and within the Transition Period. Parent shall provide reasonable cooperation and access to data necessary to effect such transition.

(e) Employee Records and Data. Parent shall provide Spinco with copies of personnel, payroll, and benefits records of the Spinco Employees as reasonably necessary to administer Spinco’s ongoing employment and benefit programs, subject to applicable privacy and data-protection Laws. Each Party shall maintain the confidentiality of employee information in accordance with applicable Law.

4.8 Information Technology and Data Systems

(a) Separation of Systems. Parent and Spinco shall cooperate to separate information-technology assets, infrastructure, and systems so that, as soon as practicable after the Distribution, each Party operates independently. The Parties shall de-link shared servers, networks, and domains, and migrate data to standalone environments in a manner that preserves data integrity and minimizes business disruption.

(b) Shared or Transitional IT Services. To the extent Spinco requires continued access to Parent’s systems after the Distribution Date (including payroll, HRIS, accounting, or email systems used under the Parent PEO Arrangement), Parent shall provide such access under the Transition Services Agreement for a limited period and at cost. Access shall be limited to the minimum level reasonably necessary for Spinco’s operations, and Spinco shall comply with all of Parent’s security and confidentiality policies.

(c) Confidentiality and Data Protection. Each Party shall protect the confidentiality, integrity, and availability of the other Party’s data that it receives or retains during the separation. Neither Party shall access, use, or disclose the other’s proprietary or employee data except as necessary to perform obligations under this Agreement or any Ancillary Agreement.

(d) Books and Records Migration. Parent shall transfer to Spinco as soon as practicable after the Distribution, in a commercially reasonable format, all electronic books, records, and other data primarily relating to the Spinco Assets or Spinco Liabilities.

(e) Retention of Records. Except as otherwise required by law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other Party’s business and affairs in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such Party with respect to its own records. Notwithstanding the foregoing, Shared Records shall be accessed, maintained, preserved, safeguarded, transferred, disposed of and destroyed in accordance with mutually agreeable procedures.

(f) Cybersecurity Cooperation. The Parties shall cooperate in good faith to manage cybersecurity risks prior to and following the Effective Time, including incident notification, credential management, and secure transition of system credentials.

4.9 Occupancy

(a) Provision of Space. Effective as of the Distribution Date, Spinco shall make available within its principal office premises dedicated office space for the continued use of the four (4) Parent employees who, immediately prior to the Distribution Date, maintained offices at such location. Spinco shall provide such space for a period of five (5) years following the Distribution Date, subject to the terms of this Section 4.9.

(b) Services; Allocation of Costs. Spinco shall provide such employees with customary access to common areas and ordinary-course administrative services (including utilities, internet access, reception, and similar amenities) consistent with historical practice. Parent shall pay to Spinco monthly rent calculated based on the pro rata portion of the common areas that are utilized by Parent for office and cube space (which pro rata allocation the parties agree is fifty percent (50%) for each of Parent and Spinco based on the parties’ respective use as of the date of this Agreement), and shall reimburse Spinco monthly for all out-of-pocket costs incurred by Spinco in providing such space and services to the extent (and only to the extent) such costs have historically been borne by Spinco with respect to such employees. Except as set forth herein, Spinco shall not charge Parent for any costs historically borne by Parent.

(c) No Transfer of Property Interest. The accommodation described in this Section 4.9 is a contractual right of occupancy only and does not constitute a sublease, license coupled with an interest, assignment, or other transfer of any real-property interest. Spinco shall retain exclusive control and dominion over the premises, subject only to Parent’s reasonable access during normal business hours for the use of such employees.

(d) Conduct and Compliance. Parent shall ensure that its employees comply with all facilities rules, security policies, and access requirements of Spinco as in effect from time to time and consistent with historical practice.

(e) Early Relocation; Termination. Parent may relocate any or all such employees at any time upon written notice to Spinco, and the portion of the accommodation relating to any relocated employee shall automatically terminate as of the relocation date. This occupancy accommodation shall terminate in full on the fifth (5th) anniversary of the Distribution Date unless earlier terminated by mutual written agreement of the Parties.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND SPINCO

Subject to the exceptions set forth in the Confidential Disclosure Memorandum, as of the date hereof and as of the Effective Time, Parent and Spinco hereby represent and warrant as follows:

5.1 Due Organization, Good Standing and Corporate Power.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business and in good standing in each other jurisdiction where such qualification is required, with full power and authority to conduct the Parent Business as it is currently being conducted. Spinco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business and in good standing in each other jurisdiction where such qualification is required, with full power and authority to operate the Spinco Business as it is currently being operated.

5.2 Title to Spinco Interests; Capitalization.

Parent is the lawful record and beneficial owner of 100% of the Spinco Interests and has good, valid and marketable title to the Interest free and clear of any Liens. There are no Contracts that could require Parent to sell, transfer or otherwise dispose of any of the Spinco Interests. Parent has the exclusive right, power and authority to distribute the Spinco Interests to the TA Continuing Shareholders pursuant to the Distribution, and Parent is not a party to nor bound by, and the Spinco Interests are not subject to, any Contract affecting or relating to the Spinco Interests. Upon the Distribution to the TA Continuing Shareholders, good and valid title to the Spinco Interests will pass to the TA Continuing Shareholders, and the TA Continuing Shareholders will be the direct owner, beneficially and of record of 100% of the Spinco Interests, free and clear of any Liens (other than restrictions that may be imposed by applicable securities Laws).

5.3 Authority and Enforceability.

(a) Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required action on the part of Parent and no other proceedings on the part of Parent are required to authorize this Agreement or the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Ancillary Agreements have been (or will be when executed and delivered on the Effective Time) duly executed and delivered by Parent and constitutes (or will constitute) a valid and legally binding obligation of Parent, enforceable against it in accordance with the terms hereof, except to the extent that such enforcement may be limited by the Enforceability Exceptions.

(b) Spinco has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and the Ancillary Agreements, and the consummation by Spinco of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required action on the part of Spinco and no other proceedings on the part of Spinco are required to authorize this Agreement or the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Ancillary Agreements have been (or will be when executed and delivered on the Effective Time) duly executed and delivered by Spinco and constitutes (or will constitute) a valid and legally binding obligation of Spinco, enforceable against it in accordance with the terms hereof, except to the extent that such enforcement may be limited by the Enforceability Exceptions.

5.4 TA Continuing Shareholder Ownership. Set forth beside each TA Continuing Shareholder’s name on Schedule A is the true and correct number of shares of Parent Common Stock owned by each such TA Continuing Shareholder, assuming the exercise of all options, warrants and other convertible Equity Interests into shares of Parent Common Stock and subject to other qualifications as set forth on Schedule A.

5.5 No Defaults or Conflicts.

(a) After giving effect to the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements contemplated hereby, the execution, delivery and performance by Parent of this Agreement and the other Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a breach or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation of the Organizational Documents of Parent; (ii) violate (with or without the giving of notice or the lapse of time or both) or require any Consent applicable to Parent; or (iii) with or without the giving of notice, the lapse of time or both, violate or conflict with, or result in the breach of, or constitute a default under, or result in the termination or other modification or cancellation or acceleration of the performance of the obligations of Parent under any Contract to which Parent is a party or by which Parent or any of its properties or assets are bound or result in the creation of any Lien on any of the properties or assets of Parent.

(b) The execution, delivery and performance by Spinco of this Agreement and any other Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a breach or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation of the Organizational Documents of Spinco; (ii) violate (with or without the giving of notice or the lapse of time or both) or require any Consent applicable to Spinco; or (iii) with or without the giving of notice, the lapse of time or both, violate or conflict with, or result in the breach of, or constitute a default under, or result in the termination or other modification or cancellation or acceleration of the performance of the obligations of Spinco under any Material Contract to which Spinco is a party or by which Spinco, any of its Subsidiaries or any of the Assets are bound or result in the creation of any Lien on any of the Assets.

5.6 Consents. After giving effect to the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements contemplated hereby, no Consent will be required to be obtained or made by Parent or Spinco in connection with the due execution, delivery and performance by Parent or Spinco of this Agreement or the Ancillary Agreements and the consummation by Parent or Spinco of the transactions contemplated by this Agreement or the Ancillary Agreements.

5.7 Financial Statements. Schedule 5.7 of the Confidential Disclosure Memorandum sets forth true, correct and complete copies of the Spinco Financial Statements. The Spinco Financial Statements (i) have been prepared from, and are consistent in all material respects with the books and records of Spinco; (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods, except for the interim Spinco Financial Statements for the period ending October 31, 2025, which are subject to normal and recurring year-end adjustments; and (iii) present fairly in all material respects the financial condition, results of operations, cash flow and, solely with respect to the Spinco Financial Statements, changes in stockholders’ equity of Spinco for the periods covered and as of the respective dates thereof.

5.8 Undisclosed Liabilities. Spinco does not have any liabilities or obligations in excess of $50,000 individually, or $100,000 in the aggregate (whether absolute, accrued or contingent and whether due or to become due), except (i) as and to the extent disclosed or reserved against in the Spinco Financial Statements; (ii) for liabilities incurred since the date of the Spinco Financial Statements in the Ordinary Course, none of which are material, individually, or in the aggregate, to Spinco; (iii) for liabilities described on Schedule 5.8 of the Confidential Disclosure Memorandum; or (iv) for liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement.

5.9 Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or the Ancillary Agreements, since the Balance Sheet Date, a Spinco Material Adverse Effect has not occurred and Spinco has conducted its businesses in the Ordinary Course, and has not engaged in any of the following activities:

(a) issued any Spinco Interests, warrants, options or other Equity Interests, or redeemed, purchased or otherwise acquired any outstanding Spinco Interests or other Equity Interests issued by it;

(b) split, combined, subdivided or reclassified any of its Spinco Interests or other Equity Securities or declared, set aside or paid any dividend or made any other distribution (other than dividends paid in cash consistent with Spinco’s historical dividend practices) with respect to any of its Spinco Interests or other Equity Securities;

(c) adopted any amendment to the Organizational Documents of Spinco;

(d)  (i) entered into any transaction with, or increased or accelerated in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees or consultants except as may be required under applicable Law or any Benefit Plan or such increases as are granted in the Ordinary Course; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit not contemplated by any Benefit Plan to any director, officer, consultant or employee, whether past or present, other than in the Ordinary Course or as required by Law; or (iii) entered into or adopted any employment, bonus, severance, retirement contract or employee benefit plan, or amended any existing Benefit Plan, in each case other than as required by Law or an existing Benefit Plan;

(e) incurred any Indebtedness outside the Ordinary Course;

(f) mortgaged, pledged or subjected any material Assets to any Lien or created, imposed or otherwise incurred any Lien upon any material Assets (other than Permitted Liens);

(g) except in the Ordinary Course, sold, leased, transferred or otherwise disposed of, any of its material assets or properties;

(h) made (or forgave) any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the Ordinary Course;

(i) incurred any capital expenditures in excess of Fifty Thousand Dollars ($50,000);

(j) materially amended, entered into, or terminated any Material Contract or any Real Property Lease;

(k) cancelled, waived, compromised or released of any Claims or rights under any Material Contract or Real Property Lease or any other material Claims pertaining to its Assets or operations;

(l) settled or compromised or offered to settle or compromise (or amended a settlement or compromise of) any Proceeding;

(m) acquired any operating business or Person, by merger or consolidation, purchase of substantial assets or equity Spinco Interests, or by any other manner, in a single transaction or a series of related transactions;

(n) entered into any new line of business or services;

(o) written down or written up (or failed to write-down or write-up) in accordance with GAAP consistent with past practice the value of any account receivable or revalued any other assets other than in the Ordinary Course;

(p) changed, in any material respect, its cash management practices and policies, practices and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables, prepayment of expenses, accrual of expenses or deferral of revenue;

(q) made any change in any method of accounting or auditing practice other than those required by GAAP;

(r) entered into any Contract or transaction with Parent or any Affiliate of Parent;

(s) except as required by applicable Law, made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any Effective Time agreement, settled any Tax Claim relating to Spinco or any Subsidiary, surrendered any right to a clam for refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax Claim relating to Spinco or any Subsidiary;

(t) experienced any damage, destruction or Loss in an amount in excess of Ten Thousand Dollars ($10,000) to any of the Assets;

(u) canceled, reduced or not renewed any insurance policy;

(v) paid, or made any accrual or arrangement for the payment of, any increase in compensation, bonuses or special compensation of any kind to any employee of Spinco other than in the Ordinary Course;

(w) entered into or amended any new employment, severance, bonus, consulting, retention, retirement, equity or other compensation agreement, except for Contracts with newly hired employees or contractors of Spinco in the Ordinary Course with an annual base salary or consulting fees and incentive compensation opportunity that do not exceed One Hundred Thousand Dollars ($100,000);

(x) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, except as contemplated by this Agreement;

(y) other than in the Ordinary Course or due to applicable Law, amended or adopted any Benefit Plan or labor agreement affecting any employee or consultant of Spinco; or

(z) agreed in writing to take any of the foregoing actions.

Provided, however, that Spinco has been notified by the Excluded Clients, and their associated registered representatives, that the Excluded Clients will not remain clients of Spinco and will transfer their accounts to an affiliate of Parent either prior to, or within a year after, the Distribution, on the terms set forth in the Transition Services Agreement.

5.10 Litigation; Orders.

(a) There is not any Claim, Order or Proceeding pending or, to Spinco’s Knowledge, threatened in writing against Spinco or its Assets or any of its respective officers, directors, managers or employees (in each case, in their capacity as such). Except as set forth in Schedule 5.10(a)(ii) of the Confidential Disclosure Memorandum, there are no audits or investigations by or Claims or lawsuits with a Governmental Entity pending or, to Spinco’s Knowledge, threatened in writing against Spinco. There is no settlement or similar agreement that imposes any ongoing obligations or restrictions on Spinco. There is no Claim or Proceeding commenced by Spinco currently pending.

(b) There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting Spinco, its Subsidiaries or any its Assets. Spinco is, and has at all times been, in material compliance with the terms of each Order to which it or its Assets are bound or subject and no event has occurred or circumstance exists that could reasonably be expected to constitute or result in with or without notice or lapse of time or both a violation in any material respect of, or failure to comply in any material respect with, any Order to which Spinco or its Assets are subject. Spinco has not received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which Spinco, any Subsidiary of Spinco or any of their respective Assets are subject.

5.11 Compliance with Law. Spinco is in compliance, in all material respects, with all Laws applicable to it and its Assets and has not received any written notice from any Governmental Entity or any other Person asserting any past or present failure by Spinco or such Subsidiary of any applicable Law.

5.12 Permits; Licenses. Spinco owns or possesses all material Permits that are required under applicable Law to conduct their respective businesses, including the Business, as presently conducted and no written notices have been received by Spinco alleging the failure to hold any applicable Permit.

5.13 Title to Assets. Spinco (a) has good and marketable title to or (b) has valid leasehold Interests in or has valid contractual rights to use, in each case free and clear of all Liens (other than Permitted Liens), all of the Assets owned by Spinco. The Assets currently owned by Spinco are in good working order (reasonable wear and tear and scheduled maintenance excepted) and are adequate and sufficient to permit Spinco to operate the Spinco Business from and after the Effective Time in the same manner as the Spinco Business is being conducted as of the date hereof and as of immediately prior to the Effective Time. Other than as set forth on Schedule 5.13 of the Confidential Disclosure Memorandum, none of the Assets of Spinco is used in the business of Parent. No Person other than Spinco owns any equipment or other personal property situated on the premises of Spinco, except for leased items that are subject to personal property leases.

5.14 Material Contracts.

(a) Schedule 5.14(a) of the Confidential Disclosure Memorandum discloses each currently effective Contract to which Spinco is a party or by which it or its Assets is bound which constitutes:

(i) an employment agreement (excluding offer letters for at-will employment), change of control agreement, or separate bonus or severance agreement (exclusive of generally applicable bonus plans or severance policies contained in any employment handbooks of Spinco) with any current or former employee of Spinco which will remain in effect following the Effective Time and that has a future liability in excess of Fifty Thousand Dollars ($50,000) per annum;

(ii) a Contract which calls for payments in excess of Fifty Thousand Dollars ($50,000) over the twelve (12) months following the date hereof and which may not be canceled upon 90 or fewer days’ notice without any liability, penalty or premium (other than consulting fees payable to the date of termination and unreimbursed expenses);

(iii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, (C) providing Spinco with any right of first refusal with respect to, or right to repurchase or redeem, any securities, or (D) relating to the future disposition or acquisition of material assets or properties by Spinco outside the Ordinary Course, or any merger or business combination with respect to Spinco;

(iv) a Contract giving rise to Indebtedness in excess of Ten Thousand Dollars ($10,000);

(v) a Contract with any Affiliate of Spinco, including Parent;

(vi) a Contract for the making of capital expenditures under which Spinco, as of the date of this Agreement, has remaining obligations in excess of Fifty Thousand Dollars ($50,000);

(vii) a Contract involving the lease of equipment, a vehicle or other personal property that require payments of greater than Fifty Thousand Dollars ($50,000) during the remaining term or on an annual basis;

(viii) a Contract (A) creating a joint venture or partnership or (B) involving a sharing of profits, Losses, costs, or Liabilities by Spinco with any other Person;

(ix) a Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x) a Contract that provides for the indemnification by Spinco of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xi) a Contract with any Governmental Entity to which Spinco is a party;

(xii) an agency, sales promotion, market research, marketing consulting or advertising Contract to which Spinco is a party involving anticipated, remaining payment obligations of Spinco or such Subsidiary party thereto of greater than Fifty Thousand Dollars ($50,000);

(b) Each of the Contracts listed in Schedule 5.14(a) of the Confidential Disclosure Memorandum is in full force and effect (each, a “Material Contract”) and (assuming due power and authority to execute, deliver and perform at the time of execution of, and due execution and delivery by, the other party or parties thereto) is a valid and legally binding obligation of Spinco and, to the Parent’s Knowledge, any other party thereunder, enforceable in accordance with its terms, subject to the Enforceability Exceptions and, to the Knowledge of Parent, neither Spinco nor any other party to any Material Contract is in material breach of or default under any material term of any such Material Contract, nor, to the Knowledge of Parent, does any condition exist that, with notice or lapse of time or both, would constitute a material default or breach thereunder by Spinco or any other party to such Material Contract. None of Spinco or any other party to a Material Contract has provided or received any written notice of any intention to terminate any Material Contract, provided or received any written notice of breach or default in any material respect under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract. True, correct and current copies of the Material Contracts, as in effect on the date hereof, have been Made Available to the Representative.

5.15 Employee Benefits. Schedule 5.15 of the Confidential Disclosure Memorandum contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), deferred compensation, excess benefit, stock bonus, stock purchase, stock ownership, pension, profit sharing, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, welfare, sick leave, medical, dental, hospitalization, vision, disability, accidental death and dismemberment, life insurance, death benefits, collective bargaining or other agreement with any works council or similar association, worker’s compensation, unemployment compensation, post-retirement, transaction bonus, periodic bonus, loan, salary continuation, benefit, defined benefit, retirement, employment (excluding at-will offer letters and employment agreements that do not contain change of control, severance or prior notice provisions), independent contractor, termination, retention, noncompetition and confidentiality, retirement, employment, independent contractor, termination, retention, noncompetition, confidentiality, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals), and other similar agreement, plan, policy, program, trust, fund, contract, agreement, retainer, consulting, understanding, commitment, policy, funding mechanism and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more employees (whether active or on leave of absence), former employees, or any consultants, officers, directors or agents of Spinco, and the beneficiaries and dependents of any of them, and is established, operated, funded, administered, maintained, sponsored, contributed to, or required to be contributed to by Spinco, any of its Subsidiaries or any ERISA Affiliate, or under which Spinco has or may have any liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as set forth on Schedule 5.15 of the Confidential Disclosure Memorandum, each, a “Benefit Plan”).

5.16  Reserved.

5.17 Real Property. Spinco does not own any real property, nor does Spinco have an option to purchase, or is otherwise obligated to purchase, any real property. Schedule 5.17 of the Confidential Disclosure Memorandum sets forth the address of each parcel of property that is leased or subleased by Spinco or that Spinco has agreed (or has an option) to lease or sublease or is obligated to lease or sublease, whether as lessor or lessee (“Leased Real Property” and the buildings and fixtures thereon are hereinafter referred to as the “Leased Improvements”), and a true and complete list of each lease or sublease, and all amendments thereto, pursuant to which such real property is leased (each, a “Real Property Lease” and, collectively, the “Real Property Leases”) for each such Leased Real Property has been provided to the Representative. With respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid and binding on Spinco, and to the Knowledge of Parent, the other party thereto, enforceable in accordance with its terms and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions; (ii) the consummation of transactions contemplated hereby does not require the Consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable (except as enforceability may be limited by the Enforceability Exceptions) and in full force and effect on identical terms following the Effective Time; (iii) the possession and quiet enjoyment of the rights and benefits granted to Spinco under such Real Property Lease have not been disturbed in any material respect, and (iv) neither Spinco or, to the Knowledge of Parent, any other party thereto, is in material breach or default under such Real Property Lease.

5.18 Insurance. Schedule 5.18 of the Confidential Disclosure Memorandum sets forth a true, correct and current list of Spinco’s insurance policies (including policy number, amount and type of coverage, period of coverage, whether such policy is an occurrence policy or a claims-made policy, and the premiums of such policy allocated to Spinco) and fidelity bonds maintained on its Assets, or with respect to its employees or the Spinco Business and all such complete and correct insurance policies and bonds have been Made Available to Parent. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions and have not been subject to any lapse in coverage. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet required to be paid) and neither Spinco nor Parent is in material default with respect to its obligations under any such insurance policy. Except as set forth on Schedule 5.18 of the Confidential Disclosure Memorandum, there are no Claims related to the Spinco Business pending under any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights or where available insurance coverage (inclusive of defense expenses) will be exceeded. The insurance policies maintained by or on behalf of Spinco are sufficient for compliance with all applicable Laws and Contracts to which Spinco is a party or by which Spinco, its Subsidiaries or any of its Assets are bound. Spinco has timely provided all notices required to be given under such insurance policies to the respective insurer with respect to all Claims and actions covered by insurance. Spinco has not (i) received any written notice from any insurer canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened, or (ii) failed to present any Claim which is still outstanding under any of such insurance policies. Spinco has not reached or exceeded its policy limits for any insurance policies in effect. No such insurance policies are written on a retrospective, audited, or similar premium basis.

5.19 Bank Accounts. Schedule 5.19 of the Confidential Disclosure Memorandum sets forth each of the bank accounts of Spinco and the employees that are authorized signatories with respect to such accounts.

5.20 Transactions with Affiliates, Stockholders, Officers, Directors and Others. Except as set forth in Schedule 5.20 of the Confidential Disclosure Memorandum or with respect to any amounts to be repaid or Contracts to be terminated at Effective Time, neither Parent nor Spinco nor any officer, employee, director, stockholder or Affiliate of the foregoing or any entity that Controls or is Controlled by such Persons: (a) has any Contract with Spinco; (b) has any loans or receivables outstanding to or from Spinco; (c) is otherwise indebted to Spinco; (d) owns any property, real or personal, tangible or intangible, required for or used in the Spinco Business; (e) is owed any money or property by Spinco or Subsidiaries, other than wages or salary earned in the Ordinary Course or (f) owns, directly or indirectly, any interest (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or manager, of, any Person which is, or is engaged in business as, a competitor, supplier, distributor, or customer or client of Spinco.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TA CONTINUING SHAREHOLDERS

Each TA Continuing Shareholder hereby makes the following representations and warranties, severally and not jointly, and solely with respect to itself, as of the date hereof and as of the Effective Time (except to the extent any such representation or warranty is expressly made as of another date, in which case, as of such other date):

6.1 Organization; Status. Each TA Continuing Shareholder is, as applicable, a natural person, an individual retirement account or rollover IRA, or a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has full power and authority to own its assets and to enter into and perform this Agreement.

6.2 Authority and Enforceability. Each TA Continuing Shareholder has full power and authority to execute, deliver, and perform this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each such Ancillary Agreement constitute, or when executed and delivered will constitute, the legal, valid, and binding obligations of such TA Continuing Shareholder, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

6.3 Ownership of Parent Common Stock; Exchange. The number of shares of Parent Common Stock owned by each TA Continuing Shareholder immediately prior to the Distribution and the percentage of Spinco Interests to be received by such TA Continuing Shareholder immediately following the Distribution are accurately set forth on Schedule A and such shares are owned free and clear of all Liens (other than those arising under applicable securities laws), and no other Person has any right or option to acquire such shares. Each TA Continuing Shareholder will surrender such shares of Parent Common Stock at the Distribution in exchange for its proportionate Spinco Interests as set forth on as set forth on Schedule 2.1 of the Confidential Disclosure Memorandum.

6.4 No Conflicts; Consents. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by each TA Continuing Shareholder do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate or conflict with the Organizational Documents (if any) of such TA Continuing Shareholder, (b) require any Consent applicable to such TA Continuing Shareholder, or (c) violate or conflict with, or result in a default under, any Contract or Law applicable to such TA Continuing Shareholder, in each case so as to prevent or materially delay the consummation of the transactions contemplated hereby.

6.5 Investment Intent; Sophistication. Each TA Continuing Shareholder is acquiring the Spinco Interests for investment for its own account and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. Each TA Continuing Shareholder acknowledges that the Spinco Interests have not been registered under the Securities Act or any state securities laws and may not be resold except in compliance therewith. Each TA Continuing Shareholder is an “accredited investor” within the meaning of Regulation D under the Securities Act, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in Spinco, and has had access to such information regarding Spinco as it has requested and deemed necessary in connection with its investment decision.

6.6 Proceedings. There is no Proceeding pending or, to the knowledge of such TA Continuing Shareholder, threatened against such TA Continuing Shareholder that would prevent or materially impair the consummation of the transactions contemplated hereby.

6.7 Reliance Disclaimer. Each TA Continuing Shareholder acknowledges that, in entering into this Agreement, it has relied solely upon its own investigation and analysis and upon the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements, and that no other representation, warranty, promise, or statement, express or implied, has been made to it by Parent, Spinco, or any of their respective Affiliates, representatives, or advisors, except as expressly set forth herein or therein.

6.8 Appointment of Representative. Each TA Continuing Shareholder acknowledges that Hunter Satterfield has been appointed as representative (“Representative”) to act on each TA Continuing Shareholder’s behalf (individually) and on behalf of all TA Continuing Shareholders to take delivery of documents required to be delivered to the TA Continuing Shareholders, take actions on behalf of the TA Continuing Shareholders and to provide and receive notices for and on behalf of the TA Continuing Shareholders, whether individually or collectively, in each case in accordance with the provisions set forth in this Agreement and the Ancillary Agreements.

ARTICLE 7
INDEMNIFICATION

7.1 Spinco Indemnification of the Parent Group. On and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the Parent Group, and each of their respective directors, officers, employees and agents (the “Parent Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Parent Indemnitees and arising out of, or due to, (a) the failure of Spinco or Spinco to pay, perform or otherwise discharge, any of the Spinco Liabilities, and (b) any breach by Spinco or Spinco of this Agreement; provided, that Spinco shall have no obligation to indemnify Parent or any other member of the Parent Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, Fraud or misrepresentation in connection therewith.

7.2 Parent Indemnification of Spinco. On and after the Distribution Date, Parent shall indemnify, defend and hold harmless the TA Continuing Shareholders, each member of the Spinco Group, and each of their respective directors, officers, employees and agents (the “Spinco Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Spinco Indemnitees and arising out of, or due to, (a) the failure of Parent or the Parent Group to pay, perform or otherwise discharge, any of the Parent Liabilities and (b) any breach by Parent or the Parent Group of any of the representations, warranties, terms, conditions, or covenants in this Agreement; provided, that Parent shall have no obligation to indemnify Spinco or any other member of Spinco with respect to any matter to the extent that such party has engaged in any knowing violation of Law, Fraud or misrepresentation in connection therewith.

7.3 TA Continuing Shareholders Indemnification of Parent. On and after the Distribution Date, the TA Continuing Shareholders, severally but not jointly, shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses incurred or suffered by any of the Parent Indemnitees and arising out of, or due to, (a) any breach by the TA Continuing Shareholders of any of the representations, warranties, terms, conditions, or covenants in this Agreement; provided, that the TA Continuing Shareholders shall have no obligation to indemnify Parent or any other member of Parent with respect to any matter to the extent that such party has engaged in any knowing violation of Law, Fraud or misrepresentation in connection therewith. No TA Continuing Shareholder shall have any liability or obligation to indemnify, defend, or hold harmless any of the Parent Indemnitees for any breach of a representation, warranty, terms, condition, or covenant by any other TA Continuing Shareholder.

7.4 Contribution. In circumstances in which the indemnity agreements provided for in Sections 7.1, 7.2 and 7.3 are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses arising thereunder, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in proportion to the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Spinco, Parent or the TA Continuing Shareholders, the Parties’ or the TA Continuing Shareholders’ relative intents, Knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

7.5 Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any Claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

7.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE 7, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by an Indemnified Party from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment (as defined below) in respect of such Liability. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE 7 to any Indemnified Party will be reduced by any Insurance Proceeds, Tax benefits actually realized or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, and shall be increased by any Tax detriments actually incurred. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

If a Tax benefit or Tax detriment is actually realized or incurred after the payment of any Indemnity Payment hereunder, the Indemnified or Indemnifying Party, as the case may be, shall pay to the other the amount of any such Tax benefit or Tax detriment when actually realized or incurred. Adjustments will made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred.

(b) An insurer who would otherwise be obligated to pay any Claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this ARTICLE 7; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

7.7 Notice and Payment of Claims. If any Parent or Spinco Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this ARTICLE 7 (other than in connection with any Action or Claim subject to Section 7.8), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its Claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within thirty (30) days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the Claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such Claim and setting forth the grounds therefor within the same thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such Claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

7.8 Notice and Defense of Third Party Claims. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a Claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the Claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 7.8 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same thirty (30) day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the Claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under ARTICLE 7, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

7.9 Limitations on Indemnification

(a) De Minimis Claims. No Indemnifiable Loss shall be taken into account in determining whether the Basket has been met unless the amount of such individual Loss exceeds Ten Thousand Dollars ($10 000) (the “De Minimis Amount”). Any Loss less than the De Minimis Amount shall be disregarded for all purposes of this ARTICLE 7.

(b) Basket. No Party shall have any liability for Indemnifiable Losses under this ARTICLE 7 until the aggregate amount of all Indemnifiable Losses of such type that individually exceed the De Minimis Amount incurred by the Indemnified Party exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”); after which the Indemnifying Party shall be liable only for the amount of Indemnifiable Losses in excess of such Basket; provided that this limitation shall not apply to (i) any Indemnifiable Loss resulting from such Party’s Fraud, knowing misrepresentation, or willful misconduct, or (ii) any obligation to pay or perform the Parent Liabilities or Spinco Liabilities expressly assumed hereunder.

(c) Cap. The maximum aggregate liability of any Indemnifying Party under this ARTICLE 7 shall not exceed Five Million Dollars ($5,000,000) (the “Cap”); provided that this limitation shall not apply to (i) any Indemnifiable Loss resulting from such Party’s Fraud, knowing misrepresentation, or willful misconduct, or (ii) any obligation to pay or perform the Parent Liabilities or Spinco Liabilities expressly assumed hereunder.

(d) No Duplication. The De Minimis Amount, Basket, and Cap shall apply on an aggregate basis across all Claim for indemnification under this Agreement and the Ancillary Agreements, and no Party shall be entitled to duplicate recoveries for the same Indemnifiable Losses.

(e) No claim for indemnification under this ARTICLE 7 may be made unless written notice of such Claim is given by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period for the underlying representation, warranty, covenant, or agreement as set forth in Section 2.7(d); provided that any Claim properly made in accordance with this ARTICLE 7 before the expiration of the applicable survival period shall survive until such Claim is fully and finally resolved. For the avoidance of doubt, nothing in this Section 7.9 shall limit or restrict any Party’s rights or obligations with respect to any covenant or agreement that by its terms survives the Effective Time or to any Claim based on Fraud or intentional misrepresentation.

ARTICLE 8
ACCOUNTING MATTERS; TRANSITION SERVICES

8.1 Intercompany Accounts.

(a) Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of Parent, Spinco or any of their respective Affiliates, other than those set forth on Schedule 8.1 of the Confidential Disclosure Memorandum, shall be satisfied and/or settled by the relevant members of the Parent Group and Spinco no later than the Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties.

(b) To the extent Intercompany Accounts are not satisfied in accordance with Section 8.1, each Intercompany Account outstanding immediately prior to the Effective Time under any of the general ledger accounts of Parent, Spinco or any of their respective Affiliates set forth on Schedule 8.1 of the Confidential Disclosure Memorandum shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

8.2 Transition Services Agreement. All matters relating to the provision of support and other services by the Parent Group to Spinco after the Effective Time covered by the Transition Services Agreement, other than as provided in Section 9.4, shall be governed exclusively by the Transition Services Agreements substantially in the form of Exhibit C hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

ARTICLE 9
CONFIDENTIALITY; PRIVILEGE

9.1 Confidentiality.

(a) Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for our auditing and other non-commercial purposes and are informed of their obligation to, and agree to, hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (iii) above, each Party, as applicable and to the extent not prohibited by any applicable Laws, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Parent Business or the Spinco Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.1(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 9.2(b).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

9.2 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and Spinco, and that each of the members of the Parent Group and Spinco should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Parent or Spinco, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i) Parent shall be entitled, in perpetuity, to Control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Parent Business, whether or not the privileged information is in the possession of or under the Control of Parent or Spinco. Parent shall also be entitled, in perpetuity, to Control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any Claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Parent, whether or not the privileged information is in the possession of or under the Control of Parent or Spinco; and

(ii) Spinco shall be entitled, in perpetuity, to Control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Spinco Business, whether or not the privileged information is in the possession of or under the Control of Parent or Spinco. Spinco shall also be entitled, in perpetuity, to Control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any Claims constituting Spinco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged information is in the possession of or under the Control of Parent or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.2, with respect to all privileges not allocated pursuant to the terms of Section 9.2(b). All privileges relating to any Claims, proceedings, litigation, disputes, or other matters which involve both Parent and Spinco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made upon the Party requesting such consent within twenty (20) days after notice s given to the other Party. Each Party shall use its reasonable best efforts to preserve any privilege held by the other party if that privilege is a shared privilege or has been allocated to the other party pursuant to Section 9.2(b).

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 9.2 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Parent and Spinco as set forth in Section 9.1 and Section 9.2, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

9.3 Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to a requesting Party pursuant to ARTICLE 7 or this ARTICLE 9 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

9.4 Separation of Data. Spinco acknowledges and agrees that Parent may, after the Effective Time, delete or cause to be deleted any Information which does not relate to the Spinco Business, which is contained in, stored in or accessible through any Software provided to Spinco under the Transition Services Agreement or otherwise. The foregoing will not be deemed to be a violation of any provision of this Agreement or the Transition Services Agreement. The provisions of Section 9.1 apply to Spinco’s use of any such Information prior to its deletion.

ARTICLE 10
MISCELLANEOUS

10.1 Expenses. Except as set forth on Schedule 10.1 of the Confidential Disclosure Memorandum or as specifically provided in this Agreement or any Ancillary Agreement, each Party shall bear its own legal, accounting, advisory, and other professional fees, costs, and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that:

(a) Darley Fees. Parent shall be solely responsible for all fees and expenses of Timothy A. Darley, PLLC (including any related consulting or advisory fees) incurred in connection with the transactions contemplated hereby, provided that such fees shall not exceed $85,000.

(b) Tax Legal Costs. Spinco shall be responsible for the lesser of (i) fifty percent (50%), or (ii) $100,000, of all reasonable and documented fees and expenses incurred by Parent in connection with (A) structuring and documenting the transactions intended to qualify under Sections 355 and 368(a)(1)(D) of the Code, and (B) preparing and delivering any related tax opinions and supporting tax representation letters or officer certificates (collectively, the “Tax Legal Costs”). Spinco shall reimburse Parent for its portion of the Tax Legal Costs within thirty (30) days following Spinco’s receipt of documentation of such Tax Legal Costs. Parent shall be and remain responsible for all Tax Legal Costs not borne by Spinco hereunder.

(c) Payment Mechanics. Each Party shall pay its own Tax Legal Costs as incurred and the Parties shall true-up quarterly so that the aggregate Tax Legal Costs are borne 50% by Parent and 50% by Spinco, based on an exchange of reasonable supporting invoices. Any true-up amounts shall be paid within 15 Business Days after invoice delivery. No Party shall withhold or deduct any amounts from such payments unless required by Law (and then only with customary gross-up discussions in good faith).

(d) Survival. The obligations in this Section 10.1 shall survive the Effective Time.

10.2 Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, email or other means of electronic transmission, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

If to Parent, to:	Tectonic Financial, Inc.

600 Travis Street, 59th Floor
Houston, TX 77002
Attention: A. Haag Sherman
Email: hsherman@tectonicfinancial.com

With copies to:	Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700
Dallas, TX 75202

Attention:	Alex McGeoch
Beth A. Whitaker
Email:	amcgeoch@hunton.com
bwhitaker@hunton.com

If to Spinco, to:	Tectonic Advisors, LLC

17 Cowboys Way, Suite 300

Frisco, Texas 75034
Attention: Hunter Satterfield
Email: hunter@cainwatters.com

With copies to:	Winstead PC

2728 N. Harwood Street, Suite 500
Dallas, Texas 75201
Attention:	Bill Ouska
Trip Dyer
Email:	bouska@winstead.com
pdyer@winstead.com

If to the TA Continuing Shareholders:

Mr. Hunter Satterfield

17 Cowboys Way, Suite 300

Frisco, Texas 75034
Email: hunter@cainwatters.com

With copies to:	Winstead PC

2728 N. Harwood Street, Suite 500
Dallas, Texas 75201
Attention:	Bill Ouska
Trip Dyer
Email:	bouska@winstead.com
pdyer@winstead.com

Either Party may, by written notice delivered to the other Party in accordance with this Section 10.2, change the address to which delivery of any notice shall thereafter be made.

10.3 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

10.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

10.5 Consolidation, Merger, Etc.; Parties in Interest; Termination.

(a) Neither Party (referred to in this Section 10.5(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party hereto, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement, obligation and covenant of this Agreement and the Ancillary Agreements on the part of the Transferring Party to be performed or observed.

(b) Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the Parent Group and Spinco and the Parent Indemnitees and Spinco Indemnitees under ARTICLE 7 hereof.

(c) After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that ARTICLE 7 shall not be terminated or amended after the Distribution in respect of any Parent Indemnitee or Spinco Indemnitee without the consent of such Person.

10.6 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any Consents and approvals, make any filings and applications and remove any Liens, Claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such Consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group or the business thereof.

10.7 Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.8 Governing Law

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Each Party irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement involving one or more Claims that the Party initiating suit shall submit the Claim(s) to arbitration, as set forth in Section 10.15, except for a Claim required to be adjudicated under Section 4.3(c) (“Section 4.3(c) Claim”).

(b) If the party asserting a Section 4.3(c) Claim believes in good faith to satisfy the jurisdictional requirements for adjudication by the Texas Business Court (Tex. Govt. Code 25A), such Claim shall be initiated in and determined by the Texas Business Court for the First Judicial Division with venue in Collin County, Texas. The Parties further irrevocably consent to the Texas Business Court’s exercise of supplemental jurisdiction over any other Claim (s) or counterclaim(s) that form part of the same case or controversy, regardless of whether the Texas Business Court would have initial jurisdiction over such Claim(s) or counterclaim(s).

(c) In the event that the Section 4.3(c) Claim does not satisfy the jurisdictional requirements for adjudication by the Texas Business Court, each Party irrevocably agrees that any such legal action, suit, or proceeding relating to such Section 4.3(c) Claim shall be initiated in the United States District Court for the Eastern District of Texas, Sherman Division, assuming jurisdiction exists in that court. If not, and only if not, then any such legal action, suit, or proceeding relating to such Section 4.3(c) Claim shall be brought in the district or county courts at law of Collin County, Texas. However, if facts establishing the Texas Business Court’s jurisdiction are discovered after a legal action, suit, or proceeding relating to such Section 4.3(c) Claim is initiated in a different court, each Party agrees that it shall join the other Party in filing an agreed notice of removal to the Texas Business Court, so long as the request is not made later than the thirtieth (30th) day after the date the Party requesting removal discovered facts establishing the Texas Business Court’s jurisdiction over the legal action, suit, or proceeding. Failure to request removal of a dispute within thirty (30) days after the date such Party discovered facts establishing the Texas Business Court’s jurisdiction shall not prevent the non-requesting Party from joining the requesting Party in filing an agreed notice of removal to the Texas Business Court, though the non-requesting Party shall have no obligation to do so.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

10.10 Third Party Beneficiaries. Except as provided in ARTICLE 7 and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, Claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.

10.12 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

10.13 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against a party drafting or causing any instrument to be drafted.

10.15 Disputes.

(a) Except as otherwise provided in any Ancillary Agreement, all disputes, controversies or Claim between members of the Parent Group and Spinco, which are parties to this Agreement or any Ancillary Agreement, arising out of or relating to this Agreement or any Ancillary Agreement or the performance by the parties of its or their terms, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be resolved only in accordance with the provisions of this Section 10.15; provided, however, that nothing contained herein shall preclude any party to a Dispute from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement or any Ancillary Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 10.15 or to preserve the status quo pending resolution of Disputes hereunder.

(b) Any party or parties to a Dispute of either Group may give the parties to the Dispute of the other Group written notice of the Dispute initiating the procedures hereunder. Within ten days after delivery of the notice of a Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party’s respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other individual who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both Groups shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the another will be honored. If the Dispute has not been resolved by negotiation within forty (40) days of the notice of the Dispute, the board of directors of Parent and Spinco shall appoint independent committees that will negotiate in good faith to attempt to resolve the Dispute.

(c) If the Dispute has not been resolved by negotiation within sixty (60) days of the notice of Dispute, the Dispute may, by mutual consent of both Parties, be submitted for resolution by a panel of three arbitrators conducted in accordance with the CPR Rules for Non-Administered Arbitration or AAA Rules (the “Rules”), as modified by this Section 10.15. The claimants acting jointly on the one hand, and the respondents acting jointly, on the other hand, shall each appoint one arbitrator within fourteen (14) days after the claimants give an arbitration notice. The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given. If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any Party may request the International Institute for Conflict Prevention & Resolution (“CPR”) to appoint the third arbitrator within fourteen (14) days after such request. The third arbitrator shall be a lawyer licensed to practice in the State of Texas who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with either Group. Notwithstanding the foregoing, if the amount in dispute is less than $5,000,000, then the claimants and respondents shall appoint, together, a single arbitrator, reasonably acceptable to them, licensed to practice in the State of Texas who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with either Group.

(d) The arbitration shall be conducted in Collin County, Texas (or at any other place agreed upon by the parties and the arbitrators). The parties will facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their Control if determined by the arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by this Section 10.15, the Rules or by the arbitrators for submission of evidence or briefs. All issues in connection with the Dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The panel of arbitrators shall decide the issues submitted to it in accordance with the language and commercial purposes of this Agreement or the relevant Ancillary Agreement (as applicable); provided that all questions of law shall be governed by the internal laws of the State of Texas, without regard to its conflict of laws rules. The arbitrators’ decision shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrators shall assess the costs and expenses of the arbitration proceeding and of the Parties differently, each Party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrators shall be shared equally by the Parties.

[Signatures on the Following Pages]

In Witness Whereof, the undersigned have caused this Separation Agreement and Plan of Distribution to be executed by their duly authorized officers as of the date first set forth above.

PARENT:

Tectonic Financial, Inc.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chief Executive Officer

SPINCO:

Tectonic Advisors, LLC

By:	/s/ Michelle Baird
Name:	Michelle Baird
Title:	Manager and Chief Financial Officer

[Signature Page to Separation Agreement and Plan of Distribution]

In Witness Whereof, each of the undersigned, as a TA Continuing Shareholder, hereby executes the Separation Agreement and Plan of Distribution as of the date first set forth above.

TA CONTINUING SHAREHOLDERS:

Brian R. Bortz

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Brian R. Bortz
Name:	Brian R. Bortz

Steven L. Cain

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Steven L. Cain
Name:	Steven L. Cain

Steven B. Clapp

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Steven B. Clapp
Name:	Steven B. Clapp

Judson S. Crawford

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Judson S. Crawford
Name:	Judson S. Crawford

Timothy B. Greaves

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Timothy B. Greaves
Name:	Timothy B. Greaves

[Signature Page to Separation Agreement and Plan of Distribution]

Toni D. Lee

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Toni D. Lee
Name:	Toni D. Lee

Charles Loretto

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Charles Loretto
Name:	Charles Loretto

Thomas R. Sanders

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Thomas R. Sanders
Name:	Thomas R. Sanders

Hunter Satterfield

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Hunter Satterfield
Name:	Hunter Satterfield

Daniel C. Wicker

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Daniel C. Wicker
Name:	Daniel C. Wicker

[Signature Page to Separation Agreement and Plan of Distribution]

JOINDER AGREEMENT AND CONSENT

The undersigned, Cain Watters & Associates, LLC (“CWA”), hereby acknowledges and agrees that, solely with respect to Section 4.3(b) (Mutual Non-Solicitation) of the Separation Agreement and Plan of Distribution dated as of December 19, 2025 (the “Agreement”), CWA shall be deemed to be, and shall comply with the obligations applicable to, a member of the Spinco Group (as such term is defined in the Agreement) for such limited purpose.

CWA further acknowledges and agrees that, to the extent Section 4.3(b) affords protections to the Spinco Group, CWA shall be an intended third-party beneficiary of Section 4.3(b) with full rights to enforce such protections against Parent and the Parent Group. Likewise, CWA agrees that any breach or threatened breach of Section 4.3(b) by CWA shall entitle the harmed Party to pursue the remedies available under the Agreement for violations of Section 4.3(b), including injunctive or equitable relief if provided therein.

Except solely as expressly provided above, nothing in this Joinder shall be deemed to (i) make CWA a party to the Agreement, (ii) impose upon CWA any obligations under the Agreement other than those specified herein, (iii) confer upon CWA any rights under the Agreement or (iv) amend any agreement to which CWA is a party.

Executed as of December 19, 2025.

CAIN WATTERS & ASSOCIATES, LLC

By:	/s/ Daniel C. Wicker
Name:	Daniel C. Wicker
Title:	President

[Signature Page to Joinder Agreement and Consent]